Exhibit 99.1

Contacts:
James E. Braun, Executive Vice President and Chief Financial Officer
Jim.Braun@mrcglobal.com
832-308-2845

Ken Dennard, Managing Partner
FOR IMMEDIATE RELEASE	Dennard — Lascar Associates, LLC
ken@dennardlascar.com
713-529-6600

NISOURCE AWARDS FIVE YEAR CONTRACT EXTENSION TO MRC GLOBAL

HOUSTON (June 20, 2013) – MRC Global Inc. (NYSE: MRC) announced today that its U.S. operating company, McJunkin Red Man Corporation, has been awarded a five year extension to their integrated supply agreement with NiSource (NYSE: NI) for the supply of pipe, valve and fitting products (PVF) and supply chain services to NiSource’s pipeline, distribution and midstream businesses across the company’s 16 state network. The contract builds off of a long-standing relationship between the two organizations, beginning in Charleston, W.Va., dating back more than 75 years through their respective heritage companies.

“We are pleased that NiSource continues to place their confidence in MRC to supply their operations with these important products and services,” MRC Chairman, President and CEO Andrew Lane said. “We look forward to continuing to service their day-to-day operating requirements as well as their announced infrastructure modernization and integrity projects. The foundation of this important relationship is one of mutual trust and respect earned through many years of working together to build the most efficient and competitive supply chain possible.”

“Working with solid and trusted U.S.-based companies like McJunkin Red Man help us deliver safe and reliable transportation and midstream services each and every day,” said Jimmy D. Staton, executive vice president and group CEO for NiSource’s Columbia Pipeline Group. “With our infrastructure modernization programs underway across NiSource, it’s comforting to know we have a resource we can depend on.”

MRC has been NiSource’s integrated supplier since 1997 and currently services them from more than 25 locations including the recently opened Boston, Massachusetts branch. MRC’s 2012 revenue from its business with NiSource was approximately $100 million.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC, a Fortune 500 company, is the largest global distributor of pipe, valves, and fittings (PVF) and related products and services to the energy industry, based on sales, and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC can be found at www.mrcglobal.com.

About NiSource Inc.

NiSource Inc., based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. Designated as a World’s Most Ethical Company in 2012 and 2013, NiSource’s operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com.

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